Exhibit 99.1

True Religion Apparel Announces Second Quarter 2011 Financial Results

•                  Q2 2011 net sales increased 19.6% to $98.3 million

•                  U.S. Consumer Direct net sales increased 41.6%; same-store sales increased 14.8%

•                  International net sales increased 31.4% to $18.1 million

•                  Q2 2011 diluted earnings per share were $0.38 versus $0.30 in Q2 2010

VERNON, California — July 28, 2011—True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the quarter ended June 30, 2011.

Second Quarter 2011 Financial Results

•                  Total net sales increased 19.6% to $98.3 million.

•                  Net sales for the Company’s U.S. Consumer Direct segment, which includes the Company’s branded retail stores and e-commerce site, increased 41.6% to $58.8 million and accounted for 59.9% of the Company’s total net sales for the quarter. Second quarter same-store sales for the 81 stores open at least 12 months and e-commerce increased 14.8%. The Company operated a total of 102 branded stores in the United States as of June 30, 2011, compared to 81 as of June 30, 2010.

•                  Net sales for the Company’s U.S. Wholesale segment totaled $21.0 million, an 18.2% decrease as compared to the prior year. This segment’s sales continue to be impacted by our challenging sales trend for women’s denim in the major department store channel.  In addition, and consistent with the Company’s 2011 plan, sales to off-price customers were reduced to support long-term brand value.  Sales to the specialty store channel increased for the fifth consecutive quarter.

•                  Net sales for the Company’s International segment increased 31.4% to $18.1 million. Growth in the segment was driven by the opening of three branded retail stores in Canada since June 30, 2011 and the transition from a wholesale distributor to a consolidated joint venture in Germany in August 2010.

•                  Gross profit increased 22.2% to $64.4 million, driven primarily by the overall sales growth.  The gross margin rate increased 140 basis points to 65.5%, reflecting the ongoing sales mix shift towards the higher-margin U.S. Consumer Direct segment.

•                  Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, increased to 50.1% from 49.5% in the same quarter a year ago.  The SG&A rate increase is primarily due to increased SG&A spending over the past year in the International segment due to the addition of wholesale sales personnel in Germany, the UK and Italy; the addition of five new retail stores; and the establishment of our regional office in Switzerland, which includes our EMEA managing director and regional headquarters staff.  Also, in the second quarter of 2011, the Core Services segment recorded a $1.5 million reserve for a settlement of a pending litigation claim and the U.S. Wholesale segment incurred a $0.7 million write-off of a receivable from MetroPark due to its recent bankruptcy filing.  The second quarter of 2010 results included $4.5 million in separation costs ($2.9 million net of income tax or $0.12 per diluted share).

•                  Operating income totaled $15.2 million, up 26.6% from the second quarter of last year. Operating margin was 15.4% in the second quarter of 2011 versus 14.6% in the second quarter of 2010. The second quarter of 2011 operating margin benefited primarily from the reduction in separation costs and an improvement in the Consumer Direct segment’s operating margin, which was driven by the 14.8% same-store sales increase. These changes were partially offset by the International expansion costs, the reserve for a settlement of a pending litigation claim and the MetroPark bad debt write-off.

•                  The effective tax rate for the quarter was 37.9% as compared to 37.1% in the second quarter of 2010.  The 2011 effective tax rate increased over 2010 as the Company established its European headquarters in Switzerland.

•                  Net income attributable to True Religion Apparel, Inc. increased to $9.4 million, or $0.38 per diluted share based on weighted average shares outstanding of 25.0 million, as compared to $7.5 million, or $0.30 per diluted share based on weighted average shares outstanding of 24.7 million in the 2010 second quarter.

Management Comments

“We are pleased that we exceeded our net sales and profitability targets for the second quarter of the year.  The standout performance this quarter was our U.S. Consumer Direct segment, which benefitted from new store openings, a same-store sales increase of 14.8% and consistent operating cost oversight, which combined to deliver a 370 basis point increase in the segment’s operating margin.  We also achieved a 31% increase in our International net sales, as we benefited from strategic investments and more direct control of our business, especially in Canada and Germany,” stated Jeffrey Lubell, Chairman, Chief Executive Officer and Chief Merchant of True Religion Apparel, Inc.  “Our first half results reinforce our view that our expanding direct-to-consumer business provides us the best opportunity to present our collection to loyal and new customers.”

Year-to-Date 2011 Financial Results

•                  Total net sales increased 20.0% to $192.0 million in the first six months of 2011.  Net sales for the Company’s U.S. Consumer Direct segment increased 39.7% to $112.2 million, and same-store sales for the first six months of 2011 increased 11.1%. Net sales for the Company’s U.S. Wholesale segment totaled $41.9 million, a 15.9% decrease as compared to the prior year period due to decreases in sales to major and off-price accounts, which was partially offset by an increase in sales to the specialty accounts.  Net sales for the Company’s International segment increased 32.7% to $36.6 million in the first six months of 2011.

•                  Gross profit increased 21.9 % to $125.1 million, and gross margin expanded by 110 basis points to 65.2% of net sales. The overall improvement in gross margin was due to the ongoing sales mix shift toward the Company’s higher-margin Consumer Direct segment.

•                  SG&A expense increased 23.0% to $95.1 million from $77.3 million in the prior year period, and as a percentage of net sales, increased to 49.5% from 48.3% in the prior year period.  The majority of the growth in SG&A expenses was driven by the costs associated with operating 21 additional stores in the U.S. in 2011 as compared to the same period in 2010.  Also contributing to this increase is the increased SG&A spending in the International segment due to the addition over the past year of wholesale sales personnel in Germany, the UK and Italy; the addition of five new retail stores; and the establishment of our regional office in Switzerland.  These amounts were partially offset by the $4.5 million reduction in separation costs that were incurred in the second quarter of 2010.  The SG&A rate was impacted primarily by increased International SG&A spending, which was partially offset by the reduction in separation costs.

•                  Operating income increased 18.5% to $30.0 million, or 15.6% of net sales versus 15.8% of net sales in the prior year period.  The operating margin decline was primarily due to the investments made in the International segment to take direct control of sales and support long-term growth, which was partially offset by the reduction in the separation costs.

•                  Net income attributable to True Religion Apparel, Inc. was $18.4 million, or $0.74 per diluted share based on weighted average shares outstanding of 25.0 million, as compared to $15.9 million, or $0.64 per diluted share based on weighted average shares outstanding of 24.8 million in the prior year period.

Balance Sheet and Liquidity

As of June 30, 2011, the Company had $173.7 million of cash and cash equivalents as compared to $153.8 million as of December 31, 2010. The Company ended the quarter with no long-term borrowings. The inventory balance as of June 30, 2011 was $47.3 million, an 18.5% increase from the end of the second quarter of 2010 and a 13.5% increase from the beginning of 2011.  This increase is the result of opening 21 U.S. and five international branded retail stores since June 30, 2010, and the expanded wholesale sales presence in Germany associated with the transition from wholesale distributor to consolidated joint venture in August 2010.

Net cash provided by operating activities for the first six months of 2011 was $34.6 million compared to $26.3 million in the first six months of 2010.  This increase in net cash provided by operating activities is linked to the Company’s net income growth, the timing of income tax payments, and a decrease in accounts receivable linked to the U.S. wholesale sales decline.

Store Openings

During the 2011 second quarter, True Religion Apparel opened six stores in the U.S. and two stores in Canada, relocated one in the U.S. and closed one outlet store in Japan.  As of June 30, 2011, the Company operated 102 stores in the U.S., three stores in Canada, three stores in Japan, two stores in Germany, and one store in the U.K.  The Company anticipates opening twelve additional retail stores in 2011, including eight stores in the U.S. and four stores outside the U.S.

Investor Conference Call and Management Commentary

True Religion Apparel management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit one of these Web sites at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived and available online at both sites. A telephone replay of the call will be available for approximately one month following the conclusion of the call by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering conference identification: 375569. Please note participants must enter the conference identification number in order to access the replay.

A detailed financial commentary from the Company’s management will be posted on the Company’s website, www.truereligionbrandjeans.com, in the Investor Relations section.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jeans-related sportswear brand. The Company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in the

Company’s branded retail stores as well as contemporary department stores and boutiques in 50 countries on six continents. As of June 30, 2011, the Company owned and operated 102 branded retail stores in the United States, three branded retail stores in Canada, three branded retail stores in Japan, two branded retail stores in Germany, and one branded retail store in the United Kingdom. For more information, please visit www.truereligionbrandjeans.com.

Q2 2011 Segment Results

(Dollar amounts in thousands)

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
			% Increase/			% Increase/
	2011	2010	(Decrease)	2011	2010	(Decrease)
Net Sales:
U.S. Consumer Direct	$58,836	$41,543	41.6%	$112,208	$80,318	39.7%
U.S. Wholesale	21,001	25,658	(18.2)%	41,869	49,810	(15.9)%
International	18,090	13,767	31.4%	36,560	27,549	32.7%
Core Services	336	1,216	(72.4)%	1,388	2,379	(41.7)%
Total net sales	$98,263	$82,184	19.6%	$192,025	$160,056	20.0%

	Three Months Ended June 30,				Six Months Ended June 30,
	2011		2010		2011		2010
		Gross		Gross		Gross		Gross
		Margin		Margin		Margin		Margin
	Amount	%	Amount	%	Amount	%	Amount	%
Gross Profit:
U.S. Consumer Direct	$42,897	72.9%	$30,507	73.4%	$81,439	72.6%	$58,989	73.4%
U.S. Wholesale	10,937	52.1%	13,500	52.6%	22,122	52.8%	26,330	52.9%
International	10,198	56.4%	7,451	54.1%	20,164	55.2%	14,951	54.3%
Core Services	336	100.0%	1,216	100.0%	1,388	100.0%	2,379	100.0%
Total gross profit	$64,368	65.5%	$52,674	64.1%	$125,113	65.2%	$102,649	64.1%

	Three Months Ended June 30,				Six Months Ended June 30,
	2011		2010		2011		2010
		Operating		Operating		Operating		Operating
		Margin		Margin		Margin		Margin
	Amount	%	Amount	%	Amount	%	Amount	%
Operating Income:
U.S. Consumer Direct	$21,549	36.6%	$13,688	32.9%	$40,199	35.8%	$26,218	32.6%
U.S. Wholesale	8,670	41.3%	11,921	46.5%	17,948	42.9%	22,523	45.2%
International	3,170	17.5%	4,292	31.2%	6,365	17.4%	9,012	32.7%
Core Services	(18,218)	NM	(17,919)	NM	(34,486)	NM	(32,424)	NM
Total operating income	$15,171	15.4%	$11,982	14.6%	$30,026	15.6%	$25,329	15.8%

Note:  In the fourth quarter of 2010 the Company made changes to the classification of SG&A expenses in its business segments.  The U.S. Wholesale and Core Services operating income amounts presented above reflect the impact of these reclassifications.  Please refer to the Form 8-K filed on February 24, 2011, for the presentation of operating income as previously reported and as reclassified.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Among these forward looking statements are our 2011 Guidance, forecasted store openings for 2011 and expected operating and financial performance and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control.  Any or all of our forward-looking statements in this press release may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC, and include: the current downturn in the global economy and in particular, the decline in consumer spending generally and in the apparel industry more specifically; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; and the Company’s ability to continue and manage its expansion plans.

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, expect per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales	$98,263	$82,184	$192,025	$160,056
Cost of sales	33,895	29,510	66,912	57,407
Gross profit	64,368	52,674	125,113	102,649
Selling, general and administrative expenses	49,197	40,692	95,087	77,320
Operating income	15,171	11,982	30,026	25,329
Other (income) expense, net	(561)	3	(481)	(20)
Income before provision for income taxes	15,732	11,979	30,507	25,349
Provision for income taxes	5,966	4,446	11,696	9,420
Net income	9,766	7,533	18,811	15,929
Less: Net income attributable to redeemable noncontrolling interest	333	—	395	—
Net income attributable to True Religion Apparel, Inc.	$9,433	$7,533	$18,416	$15,929

Earnings per share attributable to True Religion Apparel, Inc.:
Basic	$0.38	$0.31	$0.74	$0.65
Diluted	$0.38	$0.30	$0.74	$0.64

Weighted average shares outstanding:
Basic	24,896	24,550	24,782	24,402
Diluted	25,026	24,742	25,044	24,809

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value amounts)

(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$173,747	$153,792
Accounts receivable, net of allowances	21,502	27,856
Inventories	47,304	41,691
Deferred income tax assets	6,060	9,660
Prepaid income taxes	2,719	—
Prepaid expenses and other current assets	9,670	10,280
Total current assets	261,002	243,279
Property and equipment, net	51,716	48,448
Other assets	3,866	4,157
TOTAL ASSETS	$316,584	$295,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$20,963	$17,234
Accrued salaries, wages and benefits	7,791	9,501
Income taxes payable	—	4,711
Total current liabilities	28,754	31,446
Long-Term Liabilities:
Long-term deferred rent	12,978	11,286
Long-term deferred income tax liabilities	2,598	2,195
Total long-term liabilities	15,576	13,481
Total liabilities	44,330	44,927

Redeemable noncontrolling interest	2,491	1,925

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 25,750 and 25,336 issued and outstanding, respectively	3	3
Additional paid-in capital	73,965	66,468
Retained earnings	194,621	181,634
Accumulated other comprehensive income, net	1,174	927
Total stockholders’ equity	269,763	249,032
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$316,584	$295,884

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,811	$15,929
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,264	4,538
Provision for bad debts	838	211
Stock-based compensation	6,751	9,090
Tax benefit from stock-based compensation	745	4,027
Excess tax benefit from stock-based compensation	(1,204)	(4,027)
Deferred income taxes	2,669	807
Other, net	27	(454)
Changes in operating assets and liabilities:
Accounts receivable	5,784	3,147
Inventories	(5,255)	(5,310)
Prepaid expenses and other current assets	769	286
Other assets	375	—
Accounts payable and accrued expenses	4,250	3,074
Accrued salaries, wages and benefits	(1,732)	192
Prepaid income taxes and income taxes payable	(6,177)	(7,132)
Long-term deferred rent	1,677	1,901
Net cash provided by operating activities	34,592	26,279

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(10,047)	(8,375)
Sales of investments	—	3,100
Expenditures to establish trademarks	(31)	(98)
Net cash used in investing activities	(10,078)	(5,373)

CASH FLOWS FROM FINANCING ACTIVITIES:
Statutory tax withholding payment for stock-based compensation	(5,428)	(9,544)
Excess tax benefit from stock-based compensation	1,204	4,027
Net cash used in financing activities	(4,224)	(5,517)

Effect of exchange rate changes in cash	(335)	76

Net increase in cash and cash equivalents	19,955	15,465
Cash and cash equivalents, beginning of period	153,792	105,531
Cash and cash equivalents, end of period	$173,747	$120,996

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Joseph Teklits/Anne Rakunas
ICR, Inc.
(310) 954-1113